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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                        HYPERION TELECOMMUNICATIONS INC,

          The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware, does hereby certify:
          FIRST:  The name of the corporation is:

                    HYPERION TELECOMMUNICATIONS, INC.

          SECOND: The address of the corporation's registered office in Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, Delaware 19901. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The corporation shall have authority to issue one thousand shares of common stock with a par value of $1.00 per share.

          FIFTH:  The name and mailing address of the incorporator are as follows:
                         Patricia A, Junker
                         Klett Lieber Rooney & Schorling
                         One Oxford Centre, 40th Floor
                         Pittsburgh, PA 15219
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          SIXTH:  The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

                    Paul D. Fajerski
                    331 Alamo Drive
                    Upper St. Clair, PA 15241

                    Charles R. Drenning
                    1443 Old Meadow Road
                    Upper St. Clair, PA 15241

                    Randolph S. Fowler
                    338 Catalina Drive
                    Upper St. Clair, PA 15241

          SEVENTH: The Board of Directors of the corporation from time to time may make, alter or repeal by-laws of the corporation, except as such power may be limited by any one or more by-laws adopted by the stockholders.

          EIGHTH: Elections of directors of the corporation need not be by written ballot unless the by-laws of the corporation will so provide.

          NINTH: No person who is or shall have been a director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided however, that this Ninth Article shall not eliminate or limit the liability of such director (i) under applicable law, for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) under applicable law, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) under applicable law, for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Ninth Article, or subsequently adopted inconsistent
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provision of the Certificate of Incorporation shall decrease the protection afforded to such director by this Article with respect to any act or omission of such director occurring prior to such amendment, repeal, or adoption of such provision.

          IN WITNESS WHEREOF, the undersigned sole incorporator has signed this Certificate this 8th day of October, 1991.

                                    /s/ Patricia A. Junker
                                       -------------------
                                    Patricia  A. Junker
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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       HYPERION TELECOMMUNICATIONS, INC.


It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Hyperion Telecommunications, Inc.

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and amending and restating it in its entirety to read as follows:

     "FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 35,000,000 shares which shall be divided as follows: (i) 30,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"); and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

COMMON STOCK PROVISIONS

     Voting Rights.  Except as otherwise required by law or expressly provided
     -------------
herein, the holder of each share of the Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

     Dividend Rights.  The holders of the Common Stock shall be entitled to
     ---------------
receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

     Liquidation Rights.  In the event of any liquidation, dissolution or
     ------------------
winding up of the Corporation, whether voluntary or involuntary, and subject to the preferential rights, if any, of any outstanding Preferred Stock, such preferential rights to be determined by the Board, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

PREFERRED STOCK PROVISIONS

     The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it
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from the shares of all other series and to fix and determine the voting rights
(which may be full, limited, multiple or fractional or none), designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock of such series, to the fullest extent now or hereafter permitted by the laws of the State of Delaware; provided, however that neither the terms of the class nor
                       --------  -------
any such series shall be established by the Board of Directors without the approval of the holders of the series Preferred Stock then outstanding, voting separately as a class, if such approval would then be required by law to authorize a class or series of stock having such terms, and until such approval shall have been obtained the class or any such series of Preferred Stock shall not be deemed to be authorized. The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Preferred Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine."

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on April 4, 1996.


                         HYPERION TELECOMMUNICATIONS, INC.


                         By:  /s/ Michael J. Rigas
                             ---------------------
                            Name:  Michael J. Rigas
                            Title:  Executive Vice President